Exhibit 10.2

CUTWATER HOLDINGS, LLC

EQUITY PARTICIPATION PLAN

Section 1. Creation and Purpose

(a) Creation of the Equity Participation Plan. The Board of Managers ((the “Board”) of Cutwater Holdings, LLC (the “Company”) established the Cutwater Asset Management Equity Participation Plan (the “Plan”) effective as of May 7, 2010 (the “Effective Date”).

(b) Purposes of the Plan. The purposes of the Plan are to promote the interests of the Company and its equity security holders by (i) attracting and retaining key employees of outstanding ability, (ii) motivating such key employees by means of performance-related incentives, to achieve longer-range performance goals, and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. The Plan is designed to provide compensation that is tied to the value of the Company by the grant of Equity Participation Units (“Units”). Units represent the contractual right to receive cash payments based on the value of the Company as a going concern, subject to the terms and conditions of the Plan and any documentation evidencing such Units (such documentation, a form of which is provided as Appendix A, shall be referred to herein as an “Equity Participation Notice”).

Section 2. Administration

(a) Administration. The Board or any similar governing body or committee appointed by the sole member of the Company shall be responsible for the administration of the Plan.

(i) Any Units granted by the Board may be subject to such conditions, not inconsistent with the terms of the Plan, as the Board shall determine, in its sole discretion.

(ii) The Board shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and/or its equity security holders, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Board pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto.

(iii) The Board may consult with legal counsel and other advisors, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Board shall have sole discretion to determine which legal counsel and other advisors to retain.

(b) Delegation. The Board may delegate its authority to officers or employees of the Company or MBIA Inc., subject to such terms as the Board shall determine.

Section 3. Grant of Units

(a) Grant of Units. The Board shall select the employees who are to be granted Units (the employees to whom Units are granted are referred to in the Plan as “Participants”). The Board shall determine the number of Units to be granted to each Participant and the other terms and conditions applicable to such Units, provided that such other terms and conditions are not inconsistent with the Plan.1 Unless otherwise determined by the Board and set forth in the applicable Equity Participation Notice, the Units granted under this Plan shall be either “Base Units,” “Class A Supplemental Units” or “Class B Supplemental Units.”

(b) Equity Participation Pool. For purposes of the Plan, there shall be deemed to be outstanding an aggregate of one million, two hundred and twenty two thousand and eight hundred twenty one (1,222,821) Units, which shall be adjusted from time to time as set forth in Section 3(e). For the avoidance of doubt, the aggregate number of outstanding Units is referred to in this Plan to enable the Board to establish the Unit Value and is not the number of Units expected to be granted under the Plan. Subject in all cases to the provisions of this Section 3, the maximum number of Units that are available for grant under this Plan shall be three hundred and fifty thousand (350,000) Units (the “Equity Participation Pool”).

(c) Crediting of Equity Participation Account. For record-keeping purposes, the Company shall maintain a notional account on behalf of each Participant (the “Equity Participation Account”). The number of Units granted to each Participant shall be credited to the Participant’s Equity Participation Account.

(d) Valuation of Units. Each Unit granted under the Plan shall represent a contractual right to receive a cash payment in an amount equal to the Unit Value as provided in this Plan. For purposes of the Plan, “Unit Value” shall be determined by the Board in good faith, in accordance with the methodology set forth on Appendix B. The Board’s determination shall be final and binding on all persons. In determining the Unit Value, the Board may consult with employees of the Company and its affiliates as well as third-party advisors, and shall not incur any liability for any action taken in good faith in reliance upon the advice of such employees and advisors.

[1]	The number of Units granted to new hires and for promotions would take into account the fact that the performance period is already in progress.

(e) Adjustment to Aggregate Number of Units. In the event that any distribution, contribution, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of equity interests, warrants or rights offering to purchase equity interests, or other similar event affects the capitalization of the Company such that the Board, in its sole discretion, determines that an adjustment is necessary or appropriate in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then the Board may, in its sole discretion, and in such manner as the Board may deem equitable, adjust (x) the aggregate number of Units deemed to be outstanding for purposes of enabling the Board to establish the Unit Value under the Plan and (y) the number of Units available for grant under the Equity Participation Pool. For the avoidance of doubt, the Board may, in its sole discretion, and in such manner as the Board may deem equitable, adjust the aggregate number of Units deemed to be outstanding for purposes of enabling the Board to establish the Unit Value under the Plan and the number of Units available for grant under the Equity Participation Pool to reflect a contribution to the Company by MBIA Inc. or one or more third party investors In addition, the number of Units deemed to be outstanding for purposes of enabling the Board to establish the Unit Value under the Plan and the number of Units available for grant under the Equity Participation Pool shall be (i) increased by the number of Units granted hereunder following the Effective Date and (ii) decreased by the number of Unvested Units forfeited without payment as set forth in this Plan.

Section 4. Vesting Conditions

(a) In General. Unless otherwise determined by the Board and set forth in the applicable Equity Participation Notice, and except as provided in Section 4(b), Section 4(c) or Section 4(d), the Units granted to a Participant under the Plan shall become vested if the Participant is continuously employed with the Company or one of its affiliates through December 31, 2014. The date on which the Units become vested, either pursuant to the immediately preceding sentence or pursuant to Section 4(b), Section 4(c) or Section 4(d), is referred to in the Plan as the “Vesting Date.” Units that are not yet vested are referred to in the Plan as “Unvested” Units. Units that become vested as of a Vesting Date are referred to in the Plan as “Vested” Units.

(b) Death, Disability or Retirement. Unless otherwise determined by the Board and set forth in the applicable Equity Participation Notice, in the event of a Participant’s death, Disability, or Retirement, (i) all of the Participant’s Unvested Base Units shall be deemed to be Vested Units as of the date on which the Participant dies, retires or becomes disabled and (ii) a prorated number of the Participant’s Class A Unvested Supplemental Units and Unvested Class B Supplemental Units shall be deemed to be Vested Units as of the date on which the Participant dies, retires or becomes disabled. The number of Unvested Class A Supplemental Units and Unvested Class B Supplemental Units that shall become Vested pursuant to the immediately preceding sentence shall be determined by multiplying the number of Unvested Class A Supplemental Units and Unvested Class B Supplemental Units held by the Participant on the date on which the Participant dies, retires or becomes disabled by a fraction, the numerator of which is the number of days from and including the date such Supplemental Units were granted to the Participant through and including the date on which the Participant dies, retires or becomes disabled and the denominator of which is the number of days from and including the date such Supplemental Units were granted to the Participant through and including December 31, 2014.

(c) Change in Control. Unless otherwise determined by the Board and set forth in the applicable Equity Participation Notice, in the event a Participant’s employment is Involuntarily Terminated on or after the date on which a Change in Control of the Company or a Change in Control of MBIA Inc. occurs and prior to December 31, 2014, (i) all of the Participant’s Unvested Base Units shall be deemed to be Vested Units as of the date on which the Participant’s employment terminates and (ii) a prorated number of the Participant’s Unvested Class A Supplemental Units und Unvested Class B Supplemental Units shall be deemed to be Vested Units as of the date on which the Participant’s employment terminates. The number of Unvested Class A Supplemental Units and Unvested Class B Supplemental Units that shall become Vested pursuant to the immediately preceding sentence shall be determined by multiplying the number of Unvested Class A Supplemental Units and Unvested Class B Supplemental Units held by the Participant on the date on which the Participant’s employment terminates by a fraction, the numerator of which is the number of days from and including the date such Supplemental Units were granted to the Participant through and including the date on which the Participant’s employment terminates and the denominator of which is the number of days from and including the date such Supplemental Units were granted to the Participant through and including December 31, 2014.

(d) Definitions. For purposes of the Plan:

(i) A “Change in Control of the Company” shall be deemed to have occurred:

A. if any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding any of the Company, MBIA Inc., any affiliate of the Company or MBIA Inc., or any employee benefit plan sponsored or maintained by the Company, MBIA Inc. or any affiliate of the Company or MBIA Inc., acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s securities; or

B. upon the consummation of a merger, consolidation, share exchange, or division of the Company, and immediately following the consummation of which the stockholders of the Company immediately prior to such transaction do not hold, directly or indirectly, a majority of the voting power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, or (y) in the case of a share exchange, the acquiring corporation.

(ii) A “Change in Control of MBIA Inc.” shall be deemed to have occurred if:

A. any person (within the meaning of Section 3(a)(9) of the Exchange Act), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding any of the Company, any affiliate of the Company or any employee benefit plan sponsored or maintained by the Company or any affiliate of the Company, acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MBIA Inc. representing 25% or more of the combined voting power of the MBIA Inc.’s securities; or

B. within any 24-month period, the persons who were directors of MBIA Inc. at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the board of directors of MBIA Inc.; provided, however, that any director elected to such board of directors, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause (B); or

C. upon the consummation of a merger, consolidation or share exchange of MBIA Inc., and immediately following the consummation of which the stockholders of MBIA Inc. immediately prior to such transaction do not hold, directly or indirectly, a majority of the voting power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, or (y) in the case of a share exchange, the acquiring corporation.

(iii) Acquisition by Warburg Pincus Equity Fund X. Notwithstanding anything else contained in this Plan to the contrary, the acquisition by Warburg Pincus Equity Fund X (the “WP Fund”), of beneficial ownership of twenty-five percent (25%) or more of either the then outstanding shares of stock or the combined voting power of MBIA Inc.’s then outstanding voting securities, whether pursuant to the Investment Agreement, dated as of December 10, 2007, between the WP Fund and MBIA Inc. or otherwise, shall not constitute a Change in Control of the Company or a Change in Control of MBIA Inc.

(iv) “Disability” means, unless another definition is incorporated into the applicable Equity Participation Notice, “disability” as specified under the long-term disability insurance policy of the Company or of its affiliate covering the Participant and any other termination of a Participant’s employment under such circumstances that the Board determines to qualify as a Disability for purposes of this Plan, provided that if a Participant is a party to an employment or individual severance agreement with the Company that defines the term “Disability” then, with respect to any Units granted to such Participant, “Disability” shall have the meaning set forth in such agreement.

(v) “Involuntarily Terminated” means the Participant’s employment is terminated by the Company or its affiliates without Cause, where “Cause” means (A) the willful failure by the Participant to perform substantially his duties as an employee of the Company or its affiliates (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (B) the Participant’s engaging in serious misconduct that is injurious to the Company or any of its affiliates in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (C) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony or (D) the breach by the Participant of any written covenant or agreement with the Company or any of its affiliates not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any of its affiliates or not to compete or interfere with the Company or any of its affiliates.

(vi) “Retirement” means, unless another definition is incorporated into the applicable Equity Participation Notice, a termination of the Participant’s employment upon six months advance written notice, at or after the Participant (A) reaches age 55 and (B) has completed at least five years of service.

(e) Termination of Employment for Any Other Reason. If, prior to the applicable Vesting Date, a Participant’s employment terminates for any reason other than as set forth in Section 4(b) or Section 4(c), the Unvested Units then held by such Participant shall be forfeited without payment as of the date the Participant’s employment terminates.

(f) Accelerated Vesting. The Board may, in its discretion, accelerate the vesting of any Units granted under the Plan at any time and for any reason.

Section 5. Payment

(a) Reference Amount. On the Vesting Date, the Vested Units then credited to a Participant’s Equity Participation Account shall be converted into a notional dollar amount (the “Reference Amount”) equal to (i) the Unit Value, determined as of the applicable Vesting Date (or if the Vesting Date is other than the last day of a fiscal quarter, determined as of the last day of the fiscal quarter immediately preceding the Vesting Date), multiplied by

(ii) the number of Vested Units then credited to the Participant’s Equity Participation Account. All or portion of the Reference Amount shall be payable as set forth in Section 5(c) through Section 5(f) below. For the avoidance of doubt, unless otherwise determined by the Board and set forth in the applicable Equity Participation Notice, the Reference Amount shall at all times be vested and not subject to forfeiture in the event the Participant’s employment terminates following the applicable Vesting Date.

(b) Investment of Reference Amount. The Board shall select one or more investment vehicles (each such investment vehicle, a “Phantom Fund”) which shall be used to determine the hypothetical investment experience of all or a portion of a Participant’s Reference Amount; provided, however, that unless the Board otherwise determines, the hypothetical investment experience for any calendar quarter shall be based upon the average of the long-term component of the Barclay’s US Government/Credit Index for the preceding three (3) months. As of the end of each day (or such other time as the Board shall establish from time to time), each Participant’s Equity Participation Account shall be credited or debited, as the case may be, with an amount equal to the net investment gain or loss which such Participant would have realized had the Participant’s Reference Amount actually been invested in the applicable Phantom Fund during that calendar quarter (or such other period as may have been established by the Board). In the event the balance of a Participant’s Equity Participation Account is to be distributed in installments pursuant to Section 5(e), the balance of such Equity Participation Account shall continue to be credited (or charged) with the hypothetical investment experience provided for in this Section 5(b) until the entire amount subject to installment distribution has been paid. Notwithstanding anything else in this Plan to the contrary, no amount standing to the credit of any Participant’s Equity Participation Account shall be set aside or invested in any actual fund on behalf of such Participant; provided, however, that, nothing in this Plan shall be deemed to preclude the Company from making investments for its own account in any Phantom Funds (whether directly or through a grantor trust) to assist it in meeting its obligations to the Participants hereunder.

(c) Payment of Base Units. Unless the Board shall otherwise determine and set forth in the applicable Equity Participation Notice, the portion of the Reference Amount credited to the Participant’s Equity Participation Account as of the applicable Vesting Date that is attributable to Vested Base Units (the “Base Payment”), adjusted for investment experience as provided in Section 5(b) and subject to applicable withholding as provided in Section 8(a), shall be payable no later than March 15 of the calendar year immediately following the calendar year during which the applicable Vesting Date occurs.

(d) Payment of Class A Supplemental Units. Unless the Board shall otherwise determine and set forth in the applicable Equity Participation Notice, the portion of the Reference Amount credited to the Participant’s Equity Participation Account as of the applicable Vesting Date that is attributable to Vested Class A Supplemental Units (the “Class A Payment”), adjusted for investment experience as provided in Section 5(b) and subject to applicable withholding as provided in Section 8(a), shall be payable no later than March 15 of the calendar year immediately following the calendar year during which the applicable Vesting Date occurs.

(e) Payment of Class B Supplemental Units. Unless the Board shall otherwise determine and set forth in the applicable Equity Participation Notice, and except as provided in Section 5(f) below, all or a portion of the Reference Amount credited to the Participant’s Equity Participation Account as of the applicable Vesting Date that is attributable to Vested Class B Supplemental Units (the “Class B Reference Amount”), subject to applicable withholding as provided in Section 8(a), shall be payable as follows: (x) except as provided in Section 8(b), if the Participant experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), on or before December 31, 2014, all of the Class B Reference Amount shall be payable to the Participant no later than December 31 of the calendar year during which such “separation from service” occurs and (y) if the Participant does not experience a “separation from service” within the meaning of Section 409A of the Code on or before December 31, 2014, the Class B Reference Amount shall be payable in three installments as follows:

(i) First Payment. The first installment (the “First Payment”) shall be in an amount equal to the excess, if any, of (x) one-third of the Reference Amount over (y) the sum of the Base Payment plus the Class A Payment. The First Payment, if any, shall be payable during the first calendar quarter of 2015.

(ii) Second Payment. The second installment (the “Second Payment”) shall be in an amount equal to the lesser of:

A. the excess, if any, of (1) the sum of one-third of the Reference Amount, without adjustment for investment experience as provided in Section 5(b) plus one-third of the Reference Amount, adjusted for investment experience as provided in Section 5(b) through December 31, 2015, over (2) the sum of the Base Payment plus the Class A Payment plus the First Payment; and

B. the excess, if any, of (1) the December 31, 2015 Re-Valuation, over (2) the sum of the Base Payment plus the Class A Payment plus the First Payment.

The “December 31, 2015 Re-Valuation” shall be determined by revaluing the Unit Value as of December 31, 2015, in accordance with the methodology set forth on Appendix B, and multiplying such Unit Value by two-thirds of the number of Vested Units credited to the Participant’s Equity Participation Account as of the applicable Vesting Date. The Second Payment, if any, shall be payable during the first calendar quarter of 2016.

(iii) Final Payment. The final installment (the “Final Payment”) shall be in an amount equal to the lesser of:

A. the excess, if any, of (1) the sum of one-third of the Reference Amount, without adjustment for investment experience as provided in Section 5(b), plus one-third of the Reference Amount, adjusted for investment experience as provided in Section 5(b) through December 31, 2015, plus one-third of the Reference Amount, adjusted for investment experience as provided in Section 5(b) through December 31, 2016, over (2) the sum of the Base Payment plus the Class A Payment plus the First Payment plus the Second Payment;

B. the excess, if any, of (1) the December 31, 2016 Re-Valuation, over (2) the sum of the Base Payment plus the Class A Payment plus the First Payment plus the Second Payment.

The “December 31, 2016 Re-Valuation” shall be determined by revaluing the Unit Value as of December 31, 2016, in accordance with the methodology set forth on Appendix B, and multiplying such Unit Value by the number of Vested Units credited to the Participant’s Equity Participation Account as of the applicable Vesting Date. The Final Payment, if any, shall be payable during the first calendar quarter of 2017.

(iv) Any portion of the Class B Reference Amount that does not become payable to the Participant under clauses (i), (ii) or (iii) of Section 5(e) shall revert to the Company.

(f) Death and Disability. Unless otherwise determined by the Board and set forth in the applicable Equity Participation Notice, in the event of a Participant’s death or disability (within the meaning of Section 409A of the Code) prior to December 31, 2016 and the full payment of the Reference Amount to the Participant pursuant to Section 5(c) through Section 5(e) above, the remaining balance of the Reference Amount that has not yet been paid to the Participant shall (subject to applicable withholding as provided in Section 8(a)) be paid to the Participant’s beneficiary in a lump sum within 90 days of the Participant’s death or disability, as the case may be.

(g) Form of Payment. All payments under the Plan shall be in the form of cash.

Section 6. Amendment and Termination. The Board may at its discretion at any time and from time to time alter, amend, suspend, or terminate the Plan and any Equity Participation Notice; provided, however, that no such alteration, amendment, suspension or termination shall affect adversely any then outstanding Unit or Reference Amount without the consent of the adversely affected Participant.

Section 7. Designation of Beneficiary. A Participant may at any time designate a beneficiary solely for the purposes of this Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Board may from time to time prescribe) or revoke or change any designation of beneficiary. No such designation shall be valid unless in writing and signed by the Participant, dated and filed with the Company. Any such designation shall be controlling over any testamentary or other disposition. In the case of a failure of a designation or the death of a beneficiary without a designated successor, distribution shall be made to the legal representative of the Participant, in which case, the Company, the Board and any members thereof shall not be under any further liability to any other person.

Section 8. Miscellaneous Provisions

(a) Withholding. The Company shall have the right to deduct from all amounts credited to the Equity Participation Account of a Participant or paid to a Participant (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Units or and amounts under this Plan as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld.

(b) Delay For Specified Employees. Notwithstanding anything in this Plan to the contrary, if any amount that is otherwise required by the terms of this Plan to be paid upon a “separation from service” within the meaning of Section 409A of the Code, is required to be delayed pursuant to Section 409A of the Code because the Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, such amount shall instead be paid to the Participant within ten business days immediately following the six-month anniversary of such separation from service.

(c) Nontransferability. No Participant may transfer his or her interest in or rights under the Plan and no such interest or right shall be assignable or transferable except by will or the laws of descent and distribution or as expressly permitted by the Board. Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

(d) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

(e) Rights of Participants to Equity Participation Accounts. Anything to the contrary notwithstanding, nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Amounts deemed invested under this Plan shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall, by virtue of the provisions of this Plan, have any interest in such funds. To the extent that any person acquires the right to receive payments from the Company under this plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(f) No Right to Employment. No person shall have any claim or right to be granted Units, and the grant of Units shall not be construed as giving a Participant the right to be retained in the employ of the Company or its affiliates. The grant of Units under the Plan is entirely voluntary, and at the complete discretion of the Company. The grant of Units by the Company shall under no circumstances be deemed to create any obligation to grant any further Units, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with the Company. The Company expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any Equity Participation Notice. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Participants agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Participants, as a condition of participation, to consent in writing to the collection, storage and use of personal data for purposes of administering the Plan.

(g) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Connecticut (without reference to the principles of conflicts of law).

(h) Indemnification. Each person who is or shall have been a member of the Board and each delegate of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s governing documents, by contract, as a matter of law, or otherwise.

(i) No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Unit or or otherwise under the Plan shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(j) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any affiliate of the Company, to take any action which such entity deems to be necessary or appropriate.

(k) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Appendix A

Form of Equity Participation Notice

[Cutwater Asset Management Letterhead]

                     , 2010

[Name]

[Address1]

Equity Participation Notice

Dear [Name]:

Cutwater Holdings, LLC (the “Company”) is pleased to evidence and confirm its grant to you of             Equity Participation Units (“Units”) pursuant to the Cutwater Asset Management Equity Participation Plan (the “Plan”) as follows:

     Base Units

     Class A Supplemental Units, and

     Class B Supplemental Units

The terms defined in the Plan have the same meanings in this Equity Participation Notice (the “Notice”). We encourage you to review the enclosed Plan document, as this Notice and the Units evidenced by this Notice are subject to and are subordinate to the terms and conditions set forth in the Plan.

Please note that in connection with Cutwater’s grant to you of Units under the Plan, and in accordance with its authority under the MBIA Inc. Omnibus Incentive Plan, MBIA Inc. has cancelled any and all rights you have under [SPECIFY AWARDS].

The Units evidenced by this Notice will vest if you are continuously employed through December 31, 2014. Except in limited circumstances set forth in the Plan (such as death, disability, retirement and certain events affecting the Company), if your employment terminates prior to December 31, 2014, the Units then held by you shall be forfeited without payment as of the date your employment terminates. In general, your vested Units will be converted into a cash amount as of December 31, 2014, with each Unit equal to the “Unit Value” described in the Plan. In general, the cash amount attributable to your Base Units and your Class A Supplemental Units will be paid to you by March 15 of the year following the year in which such Units become vested and the cash amount attributable to your Class B Supplemental Units, adjusted as provided in the Plan, will generally be paid to you in three equal installments during 2015, 2016 and 2017.

Congratulations on your participation in the Plan. We appreciate your past efforts and look forward to your continued outstanding performance.

CUTWATER HOLDINGS, LLC

By:
[Name, Title]

Agreed and Accepted:

[Name]

[Date]

Appendix B

Valuation Methodology

The Unit Value as of the applicable determination date shall be determined by the following formula:

((A*8) +B+C)/D

Where A, B, C, and D are:

For Valuations as of a date prior to December 31, 2014

A. The average of the Consolidated Operating Income, determined as set forth below, for the immediately preceding 12 month period commencing on (and including) the applicable determination date or, if the applicable determination date is prior to December 31, 2010, the number of months from the beginning of 2010 through and including the applicable determination date.

B. The sum of any and all aggregate amounts distributed to the equity holders of the Company from January 1, 2010 by reason of any extraordinary transaction plus imputed interest on such distributions from the date of the distribution through the applicable determination date at a rate equal to the average of the Barclay’s US Government/Credit Index or any similar rate or index selected by the Board.

C. $14.1 million times a fraction, the numerator of which is equal to the aggregate outstanding par amount of guaranteed investment contracts and GFL medium term notes as of the applicable determination date and the denominator of which is equal to $6.95 billion.

D. The aggregate number of Units deemed to be outstanding under the Plan as of the applicable determination date as provided in Section 3 of the Plan.

For Valuations as of December 31, 2014

A. The weighted average of the Consolidated Operating Income, determined as set forth below, for the immediately preceding 24 month period commencing on (and including) the applicable determination date, with the Consolidated Operating Income for the immediately preceding trailing 12-month period being assigned a weight of  2/3 (the “First 12-Month Trailing Period”) and the Consolidated Operating Income for the trailing 12-month period immediately preceding the First 12-Month Trailing Period being assigned a weight of  1/3.

B. The sum of any and all aggregate amounts distributed to the equity holders of the Company from January 1, 2010 by reason of any extraordinary transaction plus imputed interest on such distributions from the date of the distribution through the applicable determination date at a rate equal to the average of the Barclay’s US Government/Credit Index or any similar rate or index selected by the Board.

C. $14.1 million times a fraction, the numerator of which is equal to the aggregate outstanding par amount of guaranteed investment contracts and GFL medium term notes as of December 31, 2014 and the denominator of which is equal to $6.95 billion.

D. The aggregate number of Units deemed to be outstanding under the Plan as of December 31, 2014 as provided in Section 3 of the Plan.

For Valuations as of December 31, 2015

A. The weighted average of the Consolidated Operating Income, determined as set forth below, for the immediately preceding 36 month period commencing on (and including) the applicable determination date, with the Consolidated Operating Income for the period ended December 31, 2015 being assigned a weight of  1/2, the Consolidated Operating Income for the period ended December 31, 2014 being assigned a weight of  1/3, and the Consolidated Operating Income for the period ended December 2014 being assigned a weight of  1/6.

B. The sum of any and all aggregate amounts distributed to the equity holders of the Company from January 1, 2010 by reason of any extraordinary transaction plus imputed interest on such distributions from the date of the distribution through the applicable determination date at a rate equal to the average of the Barclay’s US Government/Credit Index or any similar rate or index selected by the Board.

C. $14.1 million times a fraction, the numerator of which is equal to the aggregate outstanding par amount of guaranteed investment contracts and GFL medium term notes as of December 31, 2014 and the denominator of which is equal to $6.95 billion.

D. The aggregate number of Units deemed to be outstanding under the Plan as of December 31, 2015 as provided in Section 3 of the Plan.

For Valuations as of December 31, 2016

A. The weighted average of the Consolidated Operating Income, determined as set forth below, for the immediately preceding 48 month period commencing on (and including) the applicable determination date, with the Consolidated Operating Income for the periods ended December 31, 2016 and December 31, 2015 each being assigned a weight of  1/3, the Consolidated Operating Income for the period ended December 31, 2014 being assigned a weight of  1/9, and the Consolidated Operating Income for the period ended December 2014 being assigned a weight of  2/9.

B. The sum of any and all aggregate amounts distributed to the equity holders of the Company from January 1, 2010 by reason of any extraordinary transaction plus imputed interest on such distributions from the date of the distribution through the applicable determination date at a rate equal to the average of the Barclay’s US Government/Credit Index or any similar rate or index selected by the Board.

C. $14.1 million times a fraction, the numerator of which is equal to the aggregate outstanding par amount of guaranteed investment contracts and GFL medium term notes as of December 31, 2014 and the denominator of which is equal to $6.95 billion.

D. The aggregate number of Units deemed to be outstanding under the Plan as of December 31, 2016 as provided in Section 3 of the Plan.

Consolidated Operating Income

Consolidated Operating Income for the relevant period shall be determined as follow:

•

Consolidated net income of the Company and its subsidiaries, determined in accordance with generally accepted accounting principles, before taxes, but calculated taking into account inter-company charges and allocations for over-head plus

•	Allocable income taxes, minus

•	23% of the fees payable to the Company or its subsidiaries in respect of the ALM business during the relevant period, plus

•

any deductions thereto related to the value of awards made pursuant to the Plan in excess of the amount that would have been charged as an expense as the grant date value of such awards, assuming that they were payable in equity and accounted for as equity awards under Codification Topic 718 (Compensation–Stock Compensation).plus

•	any extraordinary transaction that results in a distribution to the Company’s members.